Exhibit 11

WEIGHTED-AVERAGE SHARES OUTSTANDING FOR THE
COMPUTATION OF PER SHARE EARNINGS

The following is a computation of the weighted-average number of shares outstanding which is used in the computation of per share earnings for Luby's, Inc. for the three quarters ended May 5, 2004, and May 7, 2003.
Quarter ended May 5, 2004:
22,470,004 x shares outstanding for 84 days	1,887,480,336
Divided by total number of days	84

Weighted-average number of shares outstanding - basic	22,470,004
Adjustment for potentially dilutive securities	121,980

Weighted-average number of shares outstanding - assuming dilution	22,591,984

Quarter ended May 7, 2003:
22,456,296 shares outstanding for 84 days	1,886,328,864
Divided by total number of days	84

Weighted-average number of shares outstanding - basic	22,456,296
Adjustment for potentially dilutive securities	-

Weighted-average number of shares outstanding - assuming dilution	22,456,296

Three Quarters ended May 5, 2004:
22,470,004 shares outstanding for 252 days	5,662,441,008
Divided by total number of days	252

Weighted-average number of shares outstanding - basic	22,470,004
Adjustment for potentially dilutive securities	8,132

Weighted-average number of shares outstanding - assuming dilution	22,478,136

Three Quarters ended May 7, 2003:
22,433,043 x shares outstanding for 58 days	1,301,116,494
22,448,574 x shares outstanding for 98 days	2,199,960,252
22,456,296 x shares outstanding for 96 days	2,155,804,416

Total	5,656,881,162
Divided by total number of days	252

Weighted-average number of shares outstanding - basic	22,447,941
Adjustment for potentially dilutive securities	2,422

Weighted-average number of shares outstanding - assuming dilution	22,450,363